Exhibit 23.3

KPMG LLP Suite 2000 303 Peachtree Street, N.E. Atlanta, GA 30308-3210

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 21, 2025, with respect to the consolidated financial statements of Synovus Financial Corp., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG
August 26, 2025